Exhibit 99.1

Synergy Pharmaceuticals Reports Second Quarter and First Half 2015 Financial Results and Business Update

•             Reported positive top-line data results in both phase 3 clinical trials of plecanatide in patients with chronic idiopathic constipation (CIC)

•             Company on-track for first NDA filing with plecanatide for CIC in January 2016

•             Continued to advance the plecanatide phase 3 program for irritable bowel syndrome with constipation (IBS-C)

NEW YORK, August 10, 2015 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), a biopharmaceutical company focused on the development of novel treatments for gastrointestinal (GI) diseases and disorders, today reported its financial results and business update for the three and six months ended June 30, 2015.

“This has been the most successful period in our company’s history, beginning with the excellent results we achieved in our first and second phase 3 trials with plecanatide for CIC,” said Gary S. Jacob, Ph.D., Chairman and CEO of Synergy Pharmaceuticals Inc. “Accomplishing these two important milestones generated significant value for our shareholders and brought new opportunities for Synergy. On the corporate side, we have greatly enhanced our commercial expertise and capabilities with the appointments of two new board members and our Chief Commercial Officer. From a financial perspective, we have maintained a strong balance sheet and reduced our annual interest expense related to the convertible debt financing last November by about $3 million. We are in an excellent position to drive plecanatide through our planned NDA filings for both CIC and IBS-C next year and we remain completely focused on maximizing the potential of this very valuable asset.”

Second Quarter 2015 and Recent Highlights

Plecanatide

•                  On June 17, 2015, we announced positive top-line results from the first of two pivotal phase 3 clinical trials evaluating the efficacy and safety of two different plecanatide treatment doses (3.0 mg and 6.0 mg), taken as a tablet once-a-day, in 1,346 adult patients with CIC.  Both doses of plecanatide met the study’s primary endpoint and demonstrated statistical significance in the proportion of patients who were durable overall responders compared to placebo during the 12-week treatment period (21.0% in 3.0 mg and 19.5% in 6.0 mg dose groups compared to 10.2% in placebo; p<0.001 for both doses). The durable overall responder endpoint is the current FDA endpoint required for U.S. approval in CIC. Stool consistency was the key secondary endpoint reported with top-line analyses; both plecanatide doses showed statistically significant improvement from baseline in Bristol Stool Form Scale (BSFS) scores compared to placebo (mean increase of 1.53 in 3.0 mg and 1.52 in 6.0 mg dose groups compared to a mean increase of 0.77 in placebo; p<0.001 for both doses). The observed improvements began at Week 1, continued throughout the 12-week treatment period, and returned towards baseline with no indication of an exaggerated or rebound effect following discontinuation of treatment. The most common adverse event was diarrhea but overall rates were low and did not increase with dose (5.9% in 3.0 mg and 5.5% in 6.0 mg dose groups compared to 1.3% in placebo). Only 15 patients in the trial (1.1%) experienced serious adverse events but there was no imbalance across treatment groups in either incidences or individual serious adverse events. Overall, the rates of withdrawal from treatment because of an adverse event were low (5.1 % in 3.0 mg and 5.0% in 6.0 mg dose groups compared to 1.3% in placebo) and discontinuations due to diarrhea were infrequent (2.7% in 3.0 mg and 2.4% in 6.0 mg dose groups compared to 0.4% in placebo). No clinically relevant abnormalities were observed in serum chemistries, hematology, urinalysis, ECG or vital signs measurements.

•                  On July 30, 2015, we announced positive top-line results from the second of two pivotal phase 3 clinical trials evaluating the efficacy and safety of two different plecanatide treatment doses (3.0 mg and 6.0 mg), taken as a tablet once-a-day, in 1,337 adult patients with CIC.  Both doses of plecanatide met the study’s primary endpoint and demonstrated statistical significance in the proportion of patients who were durable overall responders compared to placebo during the 12-week treatment period (20.1% in 3.0 mg and 20.0% in 6.0 mg dose groups compared to 12.8% in placebo; p=0.004 for both doses). In addition, plecanatide showed statistically significant improvement in the key secondary endpoint of stool consistency at both dose levels (mean increase from baseline of 1.49 in 3.0 mg and 1.50 in 6.0 mg dose groups compared to a mean increase of 0.87 in placebo; p<0.001 for both doses). The observed improvements began at Week 1, continued throughout the 12-week treatment period, and returned towards baseline with no indication of an exaggerated or rebound effect following discontinuation of treatment. The most common adverse event was diarrhea but overall rates were low and only occurred in 3.2% of patients in 3.0 mg and 4.5% of patients in 6.0 mg dose groups compared to 1.3% of placebo-treated patients. 20 patients in the trial (1.4%) experienced serious adverse events but there was no imbalance across treatment groups in either incidences or individual serious adverse events. Overall, the rates of withdrawal from treatment because of an adverse event were low (3.2% in 3.0 mg and 3.8% in 6.0 mg dose groups compared to 3.0% in placebo) and discontinuations due to diarrhea were infrequent (1.1% in 3.0 mg and 1.1% in 6.0 mg dose groups compared to 0.4% in placebo). No clinically relevant abnormalities were observed in serum chemistries, hematology, urinalysis, ECG or vital signs measurements.

•                  We plan to present additional plecanatide data results from the first and second phase 3 CIC trials at appropriate scientific conferences. We plan to file our first new drug application (NDA) with plecanatide in the CIC indication in January 2016.

•                  In June 2015, we initiated the second of two pivotal phase 3 clinical trials evaluating the efficacy and safety of two different plecanatide treatment doses (3.0 mg and 6.0 mg), taken as a tablet once-a-day, in patients with IBS-C.  The phase 3 IBS-C program includes two randomized, 12-week, double-blind, placebo-controlled pivotal trials conducted in the United States and each trial is expected to enroll approximately 1050 adult patients with IBS-C. The primary endpoint for both trials is the percentage of patients who are overall responders during the 12 week treatment period. An overall responder, as defined by the FDA, is a patient who is a weekly responder (i.e. meets both the abdominal pain intensity reduction and stool frequency increase criteria in the same week) for at least 6 of the 12 treatment weeks. We plan to file our second NDA with plecanatide in the IBS-C indication in 4Q 2016.

Dolcanatide (formerly SP-333)

•                  We continue to advance our ongoing phase 1b exploratory study of SP-333 in patients with mild-to-moderate ulcerative colitis. The double-blind, placebo-controlled, four-week study is being conducted in the United States and is expected to enroll approximately 24 patients.

Corporate and Financials

•                  We appointed Timothy Callahan and Richard Daly to our Board of Directors on July 1, 2015. Both Mr. Callahan and Mr. Daly have direct experience in primary care and gastrointestinal markets and have led large organizational change and successful business growth, in a variety of areas, including all aspects of commercial, acquisitions, partnerships and product launches.

•                  On July 8, 2015, we announced the appointment of Troy Hamilton as our Chief Commercial Officer. Mr. Hamilton will be responsible for our overall commercial strategy and execution, and will implement marketing, sales, and commercial operations and infrastructure for the U.S. launch of plecanatide. Mr. Hamilton has over 19 years of experience in the pharmaceutical industry, with an emphasis on general management, P&L responsibility, commercialization, partnerships, acquisitions, and global product launches in the gastroenterology and primary care markets.  Prior to joining us, Mr. Hamilton held multiple commercial leadership roles over a nine year period within Shire Pharmaceuticals’ GI Business Unit.

•                  Our cash, cash equivalents and available-for-sale securities balance as of June 30, 2015 was $161.7 million, as compared to $196.4 million on December 31, 2014.

•                  Net cash provided by financing activities was $14.3 million during the six months ended June 30, 2015, as compared to $22.2 million of cash provided during the six months ended June 30, 2014.  This cash provided was attributable to sales of our common stock under our Controlled Equity Sales (“at-the-market” or “ATM”) Agreement with Cantor Fitzgerald & Co.

•                  Net cash used in operating activities during the six months ended June 30, 2015 was $49.0 million as compared to $39.5 million of cash used in operating activities during the six months ended June 30, 2014.

•                  Net loss for the three months ended June 30, 2015 was $33.7 million or $0.34 per share as compared to $25.9 million or $0.28 per share for the three months ended June 30, 2014.

•                  Net loss for the six months ended June 30, 2015 was $61.1 million or $0.62 per share as compared to $42.1 million or $0.45 per share for the six months ended June 30, 2014.

•                  We had 107.2 million common shares issued and outstanding at June 30, 2015, as compared to 96.6 million shares outstanding as of December 31, 2014. This increase reflects the sale of approximately 3.4 million shares of our common stock pursuant to our ATM program and approximately 7.2 million shares of our common stock issued upon conversion of $22.2 million in aggregate principal amount of our Senior Convertible Notes.

•                  From July 1, 2015 through August 10, 2015, an additional $15.6 million, approximately, in aggregate principal amount of the Senior Convertible Notes was converted into approximately 5.0 million shares of our common stock.  These conversions decreased the principal amount of the Notes to approximately $162 million as of August 10, 2015 from approximately $178 million as of June 30, 2015. Our year to date note conversions of $38 million reduce interest expense by approximately $2.9 million per annum.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of novel therapies for the treatment of gastrointestinal (GI) diseases and disorders. Synergy’s proprietary GI platform is based on uroguanylin, a naturally occurring human peptide and key regulator of normal GI activity. We discovered and are developing two fully-owned late-stage clinical assets, plecanatide and dolcanatide, which are both analogues of natural uroguanylin. Plecanatide is our first-generation uroguanylin analogue currently in late-stage clinical development for both chronic idiopathic constipation and irritable bowel syndrome with constipation. Dolcanatide (SP-333) is our next-generation uroguanylin analogue presently being explored for ulcerative colitis. For more information, please visit www.synergypharma.com .

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-

looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals Inc.

Condensed Consolidated Balance Sheets

($ in thousands)	June 30, 2015 (unaudited)	December 31, 2014
Assets
Cash, cash equivalents and available for sale securities	$161,679	$196,367
Prepaid expenses and other current assets	2,287	3,836
Total Current Assets	163,966	200,203
Other Assets	803	805
Total Assets	$164,769	$201,008
Liabilities and Stockholders’ Deficit
Total Current Liabilities	$16,762	$18,331
Senior Convertible Notes - net	167,967	187,664
Derivative financial instruments —warrants	1,981	172
Total Liabilities	186,710	206,167
Total Stockholders’ Deficit	(21,941)	(5,159)
Total Liabilities and Stockholders’ Deficit	$164,769	$201,008

Condensed Consolidated Statement of Operations

($ in thousands except share and per share data) (unaudited)	Three Months ended June 30, 2015	Three Months ended June 30, 2014	Six Months ended June 30, 2015	Six Months ended June 30, 2014

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	19,525	24,479	37,723	37,778
General and administrative	7,394	2,279	12,000	5,457
Loss from Operations	(26,919)	(26,758)	(49,723)	(43,235)
Other (expense)/income
Interest (expense) and investment income-net	(5,207)	(1)	(9,524)	28
State R&D tax credits	—	83	—	83
Change in fair value of derivative instruments - warrants	(1,542)	756	(1,810)	979
Total Other (Expense)/Income	(6,749)	838	(11,334)	1,090

Net Loss	$(33,668)	$(25,920)	$(61,057)	$(42,145)

Net Loss per common share, basic and diluted	$(0.34)	$(0.28)	$(0.62)	$(0.45)
Weighted Average Common Shares Outstanding	100,343,637	94,069,703	98,523,696	93,068,476

COMPANY CONTACT:

Gem Gokmen

Vice President, Investor Relations and Corporate Communications

212-584-7610

ggokmen@synergypharma.com